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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements No. 333-57063, No. 333-105675, No. 333-42366, No. 333-19403, and No. 333-103543 on Forms S-8, in Registration Statements No. 333-32521 and No. 333-115847 on Forms S-3, and in Registration Statement No. 33-41826 on Form S-4 of United States Cellular Corporation of our report dated March 10, 2005 (relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004), appearing in this Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
New York, New York
March 10, 2005

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  Exhibit 23.2